PVH CORP.
200 MADISON AVENUE
NEW YORK, NY 10016

FOR IMMEDIATE RELEASE:
August 30, 2011

Contact:     Dana Perlman
Treasurer, Senior Vice President, Business Development and Investor Relations
(212) 381-3502
investorrelations@pvh.com

PVH CORP. REPORTS 2011
SECOND QUARTER RESULTS

•	SECOND QUARTER REVENUE AND EPS EXCEEDED COMPANY’S GUIDANCE AND CONSENSUS ESTIMATE

•	RAISED FULL YEAR REVENUE AND EPS GUIDANCE

•	TOMMY HILFIGER AND CALVIN KLEIN CONTINUE TO OUTPERFORM GLOBALLY

New York, New York – PVH Corp. [NYSE: PVH] reported 2011 second quarter and year to date results.

Non-GAAP Amounts:
The discussions in this release that refer to non-GAAP amounts exclude the items which are described in this release under the heading “Non-GAAP Exclusions.” Reconciliations of GAAP to non-GAAP amounts are presented in Tables 1 through 6 and identify and quantify all excluded items.

Overview of Second Quarter Results:

•
Earnings per share was $1.07 on a non-GAAP basis, which exceeded the Company’s guidance and the Consensus estimate and represents an increase of 39% over the prior year’s second quarter non-GAAP earnings per share of $0.77.

•	GAAP earnings per share was $0.92, which exceeded the Company’s guidance. GAAP loss per share in the prior year’s second quarter was $(1.07).

•	Revenue increased $231.2 million, or 21%, to $1,334.4 million over the prior year's second quarter revenue of $1,103.3 million. The revenue increase is attributable to (i) an increase of $160.7 million, or 30%, in the revenue of the Company’s Tommy Hilfiger business; (ii) an increase of $38.1 million, or 19%, in the revenue of the Company’s Calvin Klein business; and (iii) an increase of $32.4 million, or 9%, in the revenue of the Company’s Heritage Brands business.

•
Earnings before interest and taxes on a non-GAAP basis increased 24% to $151.4 million, despite the anticipated gross margin pressures. This increase was driven by the Company’s 21% revenue growth over last year’s second quarter reflecting strong performance across all businesses.

•
GAAP earnings before interest and taxes improved to $133.5 million from a GAAP loss before interest and taxes of $(44.1) million in the prior year’s second quarter, primarily due to a decrease in one-time costs associated with the acquisition and integration of Tommy Hilfiger and the related restructuring. Revenue growth as discussed above was also a contributing factor to the increase, partially offset by gross margin pressures.

Second Quarter Business Review:
Calvin Klein
The Calvin Klein business maintained its growth trajectory during the quarter, with revenue increasing 19% over the prior year’s second quarter to $239.9 million, as all divisions continued to perform very well. Retail comparable store sales growth of 21% outperformed the Company’s expectations. This, combined with strong revenue growth at wholesale, propelled the Company's combined Calvin Klein wholesale and retail businesses to post an overall 21% increase in revenue as compared to the prior year’s second quarter. The brand also continued to experience global growth, with royalty revenue increasing 12% as compared to the prior year’s second quarter. The royalty growth was attributable to continued strong performance across virtually all product categories and regions. The weaker U.S. dollar had a benefit on the royalty revenue in the Calvin Klein business of approximately $3 million versus the prior year’s second quarter.

Second quarter earnings before interest and taxes for the Calvin Klein business increased 21% over the prior year’s second quarter to $65.6 million, due principally to the revenue increases discussed above.

Tommy Hilfiger
Total revenue for the Tommy Hilfiger business was $692.9 million in the second quarter, which exceeded the top end of the Company’s previous guidance and represents an increase of 30% over the prior year’s second quarter. The increase over the prior year’s second quarter was due to significant growth in the European wholesale division, as well as strong retail comparable store sales growth of 13% in North America and 12% internationally. In addition, given the strong demand for product, European wholesale customers have accelerated approximately $20 million of their Fall shipments into the second quarter from the Company's planned third quarter sales. The increase in revenue also included a benefit of approximately $35 million in the Tommy Hilfiger international business from a weaker U.S. dollar in the quarter versus the prior year’s second quarter.

On a non-GAAP basis, earnings before interest and taxes for the Tommy Hilfiger business was $75.6 million in the second quarter, an increase of 34% over the prior year’s second quarter earnings before interest and taxes on a non-GAAP basis of $56.6 million. This increase was driven by the revenue increases discussed above, combined with operating expense synergies, partially offset by gross margin pressures and a planned increase of approximately $10 million in advertising expenditures for the quarter. The increase in earnings before interest and taxes on a non-GAAP basis also included a benefit of approximately $3 million in the Tommy Hilfiger international business from a weaker U.S. dollar in the quarter versus the prior year's second quarter.

On a GAAP basis, earnings before interest and taxes for the Tommy Hilfiger business in the second quarter was $69.0 million, as compared to a GAAP loss before interest and taxes of $(7.2) million in the prior year. This $76.2 million increase was primarily due to a decrease of $57.2 million in expenses incurred related to the Company’s acquisition and integration of Tommy Hilfiger and the related restructuring, as the majority of the costs related to these activities were incurred in 2010. Also contributing to the increase on a GAAP basis was the net impact of the revenue increases, operating expense synergies, gross margin pressures, advertising expense increase and benefit from a weaker U.S. dollar noted above.

Heritage Brands
Total revenue for the Heritage Brands business increased 9% to $401.7 million in the second quarter, as compared to $369.3 million in the prior year’s second quarter. The wholesale business experienced revenue growth of 14%, driven in large part by the dress furnishings division, which experienced a 20% increase in revenue. Additionally, the Heritage Brands retail business experienced comparable store sales growth of 2% during the quarter.

Earnings before interest and taxes for the Heritage Brands business was $30.2 million on a non-GAAP basis and $23.6 million on a GAAP basis, as compared to the prior year’s second quarter earnings before interest and taxes of $31.0 million. Within the Heritage Brands business, the dress furnishings division experienced a significant increase in earnings due to the revenue increase discussed above, which was more than offset by a gross margin decline due to higher product costs and increased promotional selling in the Izod wholesale sportswear division. GAAP earnings before interest and taxes includes $6.7 million of costs incurred in connection with the Company’s negotiated early termination of its license to market sportswear under the Timberland brand, which will become effective in 2012.

Second Quarter Consolidated Results:
On a non-GAAP basis, earnings before interest and taxes in the second quarter increased to $151.4 million from $121.9 million in the second quarter of 2010. This $29.4 million improvement was due principally to a $19.0 million increase in earnings before interest and taxes in the Tommy Hilfiger business, combined with an $11.6 million increase in earnings before interest and taxes in the Calvin Klein business. The Tommy Hilfiger and Calvin Klein businesses were both impacted by gross margin pressures during the quarter, which are primarily attributable to the cost increases that have been impacting the industry, as was the Heritage Brands business, which experienced relatively flat earnings as compared to the prior year's second quarter on a non-GAAP basis.

On a GAAP basis, earnings before interest and taxes in the second quarter was $133.5 million as compared to a loss before interest and taxes of $(44.1) million in the second quarter of 2010. The increase of $177.6 million includes the net impact of (i) the $76.2 million increase in earnings before interest and taxes in the Tommy Hilfiger business discussed above; (ii) the $11.6 million increase in earnings before interest and taxes in the Calvin Klein business mentioned above; (iii) the $7.5 million decrease in earnings before interest and taxes in the Heritage Brands business discussed above; and (iv) the net reduction of $97.4 million in Corporate expenses, due principally to a decrease in Corporate expenses incurred related to the Company’s acquisition and integration of Tommy Hilfiger and the related restructuring, as the majority of the costs related to these activities were incurred in 2010.

Net interest expense for the quarter decreased $7.8 million to $31.4 million, due principally to debt payments of approximately $500 million the Company made on its term loans since the date of the Tommy Hilfiger acquisition.

The effective tax rate was 34.7% on a non-GAAP basis for the second quarter, as compared to 33.5% on a non-GAAP basis in the prior year’s second quarter. The effective tax rate was 34.6% on a GAAP basis for the second quarter, as compared to 15.3% on a GAAP basis in the prior year’s second quarter. The prior year’s second quarter GAAP rate was affected by certain non-deductible transaction costs associated with the Tommy Hilfiger acquisition. The Company incurred a pre-tax loss in the prior year’s second quarter but was not able to realize a tax benefit on the full amount of the loss due to the non-deductibility of certain transaction costs.

Six Months Consolidated Results:

•	Earnings per share on a non-GAAP basis was $2.31 for the current year’s six months, as compared to $1.59 for the prior year’s six month period.

•	GAAP earnings per share was $1.71, as compared to the prior year’s six month period GAAP loss per share of $(1.67).

•	Revenue was $2,703.6 million, which represents an increase of $981.3 million over the prior year’s amount of $1,722.3 million. The Tommy Hilfiger business, which was acquired on May 6, 2010, contributed $876.1 million of this increase.

•
Earnings before interest and taxes increased 57% to $318.5 million on a non-GAAP basis, due to the addition of first quarter earnings in the Tommy Hilfiger business and revenue growth across all businesses, partially offset by gross margin pressures and planned increases in advertising expenses during the first half of 2011.

•
GAAP earnings before interest and taxes improved to $253.9 million, as compared to a GAAP loss before interest and taxes of $(66.7) million in the prior year’s six months, due primarily to a decrease in one-time costs associated with the acquisition and integration of Tommy Hilfiger and the related restructuring. Also contributing to the increase was the addition of first quarter earnings in the Tommy Hilfiger business and the revenue increase mentioned above, partially offset by gross margin pressures and planned increases in advertising expenses during the first half of 2011.

Balance Sheet:
The Company ended the quarter with a net debt position of approximately $1,865 million, comprised of approximately $2,155 million of debt, net of approximately $290 million of cash. During the first half of 2011, the Company made debt payments totaling $247.5 million on its outstanding term loans, the majority of which were ahead of schedule, for a total of approximately $500 million in debt payments since the date of the Tommy Hilfiger acquisition. The Company currently plans to make additional debt payments of approximately $200 million during the remainder of 2011.

Ending inventories were $877.5 million, an increase of 26% over the prior year’s second quarter. The Company’s inventory balance at the end of the second quarter reflects an increase in core product inventories, primarily in the dress furnishings division, as well as longer lead times and earlier receipts in order to take advantage of off-cycle production and opportunities to reduce costs. The balance also reflects an increase in inventory levels to align with the Company’s planned third quarter sales increase and the impact of increased unit costs. The Company is comfortable with the quality of its inventory and believes that inventory balances will come more into line with the prior year level by the end of fiscal 2011.

2011 Guidance:
Please see the section entitled “Full Year and Third Quarter Reconciliations of GAAP to Non-GAAP Amounts” at the end of this release for further detail on certain assumptions that are made in the following guidance.

Full Year Guidance
Revenue in 2011 is currently projected to be $5.780 billion to $5.820 billion, or an increase of 25% to 26% as compared to 2010. This includes the full year effect of estimated revenue of the Tommy Hilfiger business of $2.940 billion to $2.970 billion, as compared to $1.95 billion for the nine month post-acquisition period in 2010. Revenue for the Calvin Klein business is currently planned to grow between 12% and 13%, while revenue for the Heritage Brands business is currently planned to grow approximately 2%.

On a non-GAAP basis, earnings per share in 2011 is currently projected to be in the range of $5.00 to $5.12, or an increase of 17% to 20% over the prior year. This non-GAAP earnings per share guidance includes an increase in fourth quarter Tommy Hilfiger advertising expenses of approximately $10 million over previous guidance.

The 2011 non-GAAP earnings per share projection excludes a loss of approximately $0.81 per share comprised of the after-tax effect of approximately $85 million of pre-tax costs associated with the integration of Tommy Hilfiger and the related restructuring initiatives, the Company’s negotiated early termination of its license to market sportswear under the Timberland brand, which will become effective in 2012, and the modification of the Company’s credit facility. On a non-GAAP basis, operating margin in 2011 is currently projected to be in a range of 11.3% to 11.5%.

On a GAAP basis, earnings per share in 2011 is currently projected to be in the range of $4.19 to $4.31, as compared to GAAP earnings per share of $0.80 in the prior year. On a GAAP basis, operating margin in 2011 is currently projected to be in a range of 9.9% to 10.1%.

The Company currently estimates that the 2011 effective tax rate will be 30.0% to 31.0% on both a GAAP and non-GAAP basis.

Third Quarter Guidance
Third quarter revenue in 2011 is currently projected to be $1.61 billion to $1.63 billion, or an increase of 6% to 7% over the prior year’s third quarter. Revenue for the Tommy Hilfiger business is expected to increase 9% to 12% over the prior year’s third quarter. Revenue for the Calvin Klein business is expected to increase 8% to 9%, while revenue for the Heritage Brands business is expected to increase approximately 1% in the third quarter of 2011 as compared to the prior year’s third quarter.

For the third quarter of 2011, earnings per share is currently projected to be in the range of $1.75 to $1.81 on a non-GAAP basis, or an increase of 5% to 8% over the prior year’s third quarter.

The third quarter of 2011 non-GAAP earnings per share projection excludes a loss of approximately $0.14 per share comprised of the after-tax effect of approximately $15 million of pre-tax Tommy Hilfiger integration and the related restructuring costs. On a GAAP basis, earnings per share for the third quarter is currently projected to be in the range of $1.61 to $1.67, as compared to GAAP earnings per share of $1.39 in the prior year’s third quarter. The Company currently estimates that the third quarter 2011 effective tax rate will be 30.5% to 32.5% on a non-GAAP basis and 29.0% to 31.0% on a GAAP basis.

CEO Comments:
Commenting on these results, Emanuel Chirico, Chairman and Chief Executive Officer, noted, “Our second quarter results reflect the continued strength and momentum in our Calvin Klein and Tommy Hilfiger businesses, which again allowed us to exceed both our revenue and earnings guidance for the quarter. Trends in both the Calvin Klein and Tommy Hilfiger businesses globally demonstrate how powerful brand appeal translates into strong performance across product categories, distribution channels and geographies. As such, we continue to invest in marketing to broaden the reach of the Calvin Klein and Tommy Hilfiger brands worldwide.”

Mr. Chirico continued, “Strengthening our balance sheet continues to be one of our top areas of focus. During the second quarter, we made payments of approximately $100 million, for a total of almost $500 million in debt payments since the Tommy Hilfiger acquisition. We currently plan to make approximately $200 million in additional debt payments during the remainder of 2011.”

Mr. Chirico concluded, “Despite the uncertainty that has been impacting the overall market environment, we are optimistic that the strength of our brands, led by Calvin Klein and Tommy Hilfiger, will continue to generate solid revenue and profitability increases. We are entering the fall selling season poised for this growth, as we maintain our disciplined approach to dealing with the volatile market conditions, as well as product cost increases that have been impacting our industry, through product sourcing and investments in product design, strategic retail price increases, and prudent inventory and logistics planning. We remain firm in our belief that the sound execution of our business strategies, investment in our world class brands and concentration on a strong balance sheet will continue to drive our long-term growth.”

Non-GAAP Exclusions:
The discussions in this release that refer to non-GAAP amounts exclude the following:

•	Pre-tax costs of $338.3 million incurred in 2010 in connection with the acquisition and integration of Tommy Hilfiger, including the following:

◦
a loss of $140.5 million associated with hedges against Euro to U.S. dollar exchange rates relating to the purchase price, of which $52.4 million was recorded in the first quarter and $88.1 million was recorded in the second quarter;

◦
transaction, related restructuring and debt extinguishment costs of approximately $121.0 million, of which $51.6 million was incurred in the first quarter, $24.6 million was incurred in the second quarter, $13.7 million was incurred in the third quarter and $31.0 million was incurred in the fourth quarter; and

◦	short-lived non-cash valuation amortization charges of approximately $76.8 million, of which $53.3 million was recorded in the second quarter and $23.5 million was recorded in the third quarter.

•
Pre-tax costs of $6.6 million incurred in the fourth quarter of 2010 in connection with the Company’s exit from its United Kingdom and Ireland Van Heusen dress furnishings and accessories business, principally consisting of non-cash charges.

•	A tax benefit of approximately $7.9 million in 2010 (recorded in the third quarter) related to the lapse of the statute of limitations with respect to certain previously unrecognized tax positions.

•
Pre-tax costs of approximately $61 million expected to be incurred in 2011 in connection with the integration of Tommy Hilfiger and the related restructuring, of which $30.5 million was incurred in the first quarter, $11.2 million was incurred in the second quarter and approximately $15 million is expected to be incurred in the third quarter.

•	Pre-tax costs of approximately $16.2 million incurred in the first quarter of 2011 in connection with the modification of the Company’s credit facility.

•
Pre-tax costs of approximately $8 million expected to be incurred in 2011 in connection with the Company’s negotiated early termination of its license to market sportswear under the Timberland brand, which will become effective in 2012. Of the total, $6.7 million was incurred in the second quarter.

•
Estimated tax effects associated with the above pre-tax costs, which are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it has recorded as an acquisition, integration, exit, termination, restructuring, debt modification or debt extinguishment cost to determine if such cost is tax deductible, and if so, in what jurisdiction the deduction would occur. All items above were identified as either primarily tax deductible in the United States, in which case the Company assumed a combined federal and state tax rate of 38.0%, or as non-deductible, in which case the Company assumed no tax benefit. The assumptions used were consistently applied for both GAAP and non-GAAP earnings amounts.

Please see Tables 1 through 6 and the section entitled “Full Year and Third Quarter Reconciliations of GAAP to Non-GAAP Amounts,” later in this release for reconciliations of GAAP to non-GAAP amounts.

The Company webcasts its conference calls to review its earnings releases. The Company’s conference call to review its second quarter earnings release is scheduled for Wednesday, August 31, 2011 at 9:00 a.m. EDT. Please log on either to the Company’s web site at www.pvh.com and go to the News Releases page under the Investor Relations tab or to www.companyboardroom.com to listen to the live webcast of the conference call. The webcast will be available for replay for one year after it is held, commencing approximately two hours after the live broadcast ends. Please log on to www.pvh.com or www.companyboardroom.com as described above to listen to the replay. In addition, an audio replay of the conference call is available for 48 hours starting approximately two hours after it is held. The replay of the conference call can be accessed by calling (domestic) 888-203-1112 and (international) 719-457-0820 and using passcode #6245118. The conference call and webcast consist of copyrighted material. They may not be re-recorded, reproduced, re-transmitted, rebroadcast or otherwise used without the Company’s express written permission. Your participation represents your consent to these terms and conditions, which are governed by New York law.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call / webcast, including, without limitation, statements relating to the Company’s future revenue and earnings, plans, strategies, objectives, expectations and intentions, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, the following: (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) in connection with the acquisition of Tommy Hilfiger B.V. and certain affiliated companies, the Company borrowed significant amounts, may be considered to be highly leveraged, and will have to use a significant portion of its cash flows to service such indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (iii) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company’s licensors and other factors; (iv) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth and inventory; (v) the Company’s operations and results could be affected by quota restrictions and the imposition of safeguard controls (which, among other things, could limit the Company’s ability to produce products in cost-effective countries that have the labor and technical expertise needed), the availability and cost of raw materials, the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced), changes in available factory and shipping capacity, wage and shipping cost escalation, and civil conflict, war or terrorist acts, the threat of any of the foregoing, or political and labor instability in any of the countries where the Company’s or its licensees’ or other business partners’ products are sold, produced or are planned to be sold or produced; (vi) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas, as well as reduced consumer traffic and purchasing, as consumers limit or cease shopping in order to avoid exposure or becoming ill; (vii) acquisitions and issues arising with acquisitions and proposed transactions, including without limitation, the ability to integrate an acquired entity into the Company with no substantial adverse affect on the acquired entity’s or the Company’s existing operations, employee relationships, vendor relationships, customer relationships or financial performance; (viii) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands and (ix) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

This press release includes, and the conference call / webcast will include, certain non-GAAP financial measures, as defined under SEC rules. A reconciliation of these measures is included in the financial information later in this release, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this earnings release, which is available on the Company’s website at www.pvh.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or earnings, whether as a result of the receipt of new information, future events or otherwise.

PVH CORP.
Consolidated GAAP Income Statements
(In thousands, except per share data)

	Quarter Ended		Six Months Ended
	7/31/11	8/1/10	7/31/11	8/1/10

Net sales	$1,227,730	$1,011,439	$2,484,716	$1,542,127
Royalty revenue	78,202	68,106	161,084	132,965
Advertising and other revenue	28,512	23,723	57,828	47,220
Total revenue	$1,334,444	$1,103,268	$2,703,628	$1,722,312

Gross profit on net sales	$617,418	$483,412	$1,233,799	$712,089
Gross profit on royalty, advertising and other
revenue	106,714	91,829	218,912	180,185
Total gross profit	724,132	575,241	1,452,711	892,274

Selling, general and administrative expenses	590,653	524,637	1,182,555	811,837

Debt modification and extinguishment costs		6,650	16,233	6,650

Other loss		88,100		140,490

Earnings (loss) before interest and taxes	133,479	(44,146)	253,923	(66,703)

Interest expense, net	31,446	39,225	64,516	47,500

Pre-tax income (loss)	102,033	(83,371)	189,407	(114,203)

Income tax expense (benefit)	35,304	(12,747)	65,011	(15,966)

Net income (loss)	$66,729	$(70,624)	$124,396	$(98,237)

Diluted net income (loss) per common share(1)	$0.92	$(1.07)	$1.71	$(1.67)

	Quarter Ended		Six Months Ended
	7/31/11	8/1/10	7/31/11	8/1/10

Depreciation and amortization expense	$31,966	$50,174	$66,447	$62,240

Please see following pages for information related to non-GAAP measures discussed in this release.

(1)	Please see Note A to the Notes to Consolidated GAAP Income Statements for reconciliations of diluted net income (loss) per common share.

PVH CORP.
Non-GAAP Measures
(In thousands, except per share data)

The Company believes presenting its results excluding (i) the costs incurred in 2011 and 2010 in connection with its acquisition and integration of Tommy Hilfiger and the related restructuring; (ii) the costs incurred in 2011 in connection with its modification of its credit facility; (iii) the costs incurred in 2011 in connection with the negotiated early termination of its license to market sportswear under the Timberland brand, which will become effective in 2012; and (iv) the tax effects associated with these costs incurred in 2011 and 2010, which is on a non-GAAP basis for each year, provides useful additional information to investors. The Company believes that the exclusion of such amounts facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding these costs are also the basis for certain incentive compensation calculations.

The following table presents the Company’s GAAP revenue and the non-GAAP measures that are discussed in this release. Please see Tables 1 through 6 for reconciliations of the GAAP amounts to non-GAAP amounts.

	Quarter Ended		Six Months Ended
	7/31/11	8/1/10	7/31/11	8/1/10

GAAP total revenue	$1,334,444	$1,103,268	$2,703,628	$1,722,312

Non-GAAP Measures
Total gross profit(1)	$726,285	$612,921	$1,454,864	$929,954
Selling, general and administrative expenses(2)	574,930	490,985	1,136,373	726,547
Earnings before interest and taxes(3)	151,355	121,936	318,491	203,407
Income tax expense(4)	41,609	27,709	86,119	56,079
Net income(5)	78,300	55,002	167,856	99,828
Diluted net income per common share(6)	$1.07	$0.77	$2.31	$1.59

Depreciation and amortization(7)		$32,944	$65,277	$45,010

(1) Please see Table 3 for reconciliation of GAAP to non-GAAP gross profit.
(2) Please see Table 4 for reconciliation of GAAP to non-GAAP selling, general and administrative expenses (“SG&A”).
(3) Please see Table 2 for reconciliation of GAAP earnings (loss) before interest and taxes to non-GAAP earnings before interest and taxes.
(4)    Please see Table 5 for reconciliation of GAAP income tax expense (benefit) to non-GAAP income tax expense and an explanation of the calculation of the tax effects associated with acquisition, integration, exit, termination, restructuring and debt modification and extinguishment costs.

(5) Please see Table 1 for reconciliation of GAAP net income (loss) to non-GAAP net income.
(6) Please see Note A to the Notes to Consolidated GAAP Income Statements for reconciliations of diluted net income (loss) per common share.
(7) Please see Table 6 for reconciliation of GAAP depreciation and amortization to non-GAAP depreciation and amortization.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts
(In thousands, except per share data)

Table 1 - Reconciliation of GAAP net income (loss) to Non-GAAP net income

	Quarter Ended		Six Months Ended
	7/31/11	8/1/10	7/31/11	8/1/10

Net income (loss)	$66,729	$(70,624)	$124,396	$(98,237)

Diluted net income (loss) per common share(1)	$0.92	$(1.07)	$1.71	$(1.67)

Items excluded from GAAP net income (loss):

Short-lived non-cash valuation amortization related to Tommy Hilfiger acquisition (gross margin)		37,680		37,680

Inventory liquidation costs associated with exit of certain Tommy Hilfiger product categories (gross margin)	2,153		2,153

SG&A expenses associated with Tommy Hilfiger acquisition, integration and related restructuring	9,073	33,652	39,532	85,290

SG&A expenses associated with negotiated termination of license to market Timberland sportswear	6,650		6,650

Debt modification and extinguishment costs		6,650	16,233	6,650

Losses on hedges against Euro to U.S. dollar exchange rates relating to Tommy Hilfiger purchase price		88,100		140,490

Tax effect on the items above(2)	(6,305)	(40,456)	(21,108)	(72,045)

Non-GAAP net income	$78,300	$55,002	$167,856	$99,828

Non-GAAP diluted net income per common share(1)	$1.07	$0.77	$2.31	$1.59

(1) Please see Note A to the Notes to the Consolidated GAAP Income Statements for reconciliations of diluted net income (loss) per common share.
(2) Please see Table 5 for an explanation of the calculation of the tax effects of the above items.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In thousands)

Table 2 - Reconciliation of GAAP earnings (loss) before interest and taxes to non-GAAP earnings before interest and taxes

	Quarter Ended		Six Months Ended
	7/31/11	8/1/10	7/31/11	8/1/10

Earnings (loss) before interest and taxes	$133,479	$(44,146)	$253,923	$(66,703)

Items excluded from GAAP earnings (loss) before interest and taxes:

Short-lived non-cash valuation amortization related to Tommy Hilfiger acquisition (gross margin)		37,680		37,680

Inventory liquidation costs associated with exit of certain Tommy Hilfiger product categories (gross margin)	2,153		2,153

SG&A expenses associated with Tommy Hilfiger acquisition, integration and related restructuring	9,073	33,652	39,532	85,290

SG&A expenses associated with negotiated termination of license to market Timberland sportswear	6,650		6,650

Debt modification and extinguishment costs		6,650	16,233	6,650

Losses on hedges against Euro to U.S. dollar exchange rates relating to Tommy Hilfiger purchase price		88,100		140,490

Non-GAAP earnings before interest and taxes	$151,355	$121,936	$318,491	$203,407

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In thousands)

Table 3 - Reconciliation of GAAP gross profit to non-GAAP gross profit

	Quarter Ended		Six Months Ended
	7/31/11	8/1/10	7/31/11	8/1/10

Gross profit	$724,132	$575,241	$1,452,711	$892,274

Items excluded from GAAP gross profit:

Short-lived non-cash valuation amortization related to Tommy Hilfiger acquisition		37,680		37,680

Inventory liquidation costs associated with exit of certain Tommy Hilfiger product categories	2,153		2,153

Non-GAAP gross profit	$726,285	$612,921	$1,454,864	$929,954

Table 4 - Reconciliation of GAAP SG&A to non-GAAP SG&A

	Quarter Ended		Six Months Ended
	7/31/11	8/1/10	7/31/11	8/1/10

SG&A	$590,653	$524,637	$1,182,555	$811,837

Items excluded from GAAP SG&A:

SG&A expenses associated with Tommy Hilfiger acquisition, integration and related restructuring	(9,073)	(33,652)	(39,532)	(85,290)

SG&A expenses associated with negotiated termination of license to market Timberland sportswear	(6,650)		(6,650)

Non-GAAP SG&A	$574,930	$490,985	$1,136,373	$726,547

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In thousands)

Table 5 - Reconciliation of GAAP income tax expense (benefit) to non-GAAP income tax expense

	Quarter Ended		Six Months Ended
	7/31/11	8/1/10	7/31/11	8/1/10

Income tax expense (benefit)	$35,304	$(12,747)	$65,011	$(15,966)

Items excluded from GAAP income tax expense (benefit):

Income tax effect of acquisition, integration, exit, termination, restructuring and debt modification and extinguishment costs(1)	6,305	40,456	21,108	72,045

Non-GAAP income tax expense	$41,609	$27,709	$86,119	$56,079

(1)    The estimated tax effects of the Company’s acquisition, integration, exit, termination, restructuring and debt modification and extinguishment costs are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it has recorded as an acquisition, integration, exit, termination, restructuring, debt modification and debt extinguishment cost to determine if such cost is tax deductible, and if so, in what jurisdiction the deduction would occur. All of the Company’s acquisition, integration, exit, termination, restructuring, debt modification and debt extinguishment costs were identified as either primarily tax deductible in the United States, in which case the Company assumed a combined federal and state tax rate of 38.0%, or as non-deductible, in which case the Company assumed no tax benefit. The assumptions used were consistently applied for both GAAP and non-GAAP amounts.

Table 6 - Reconciliation of GAAP depreciation and amortization to non-GAAP depreciation and amortization

	Quarter Ended	Six Months Ended
	8/1/10	7/31/11	8/1/10

Depreciation and amortization	$50,174	$66,447	$62,240

Items excluded from GAAP depreciation and amortization:

Depreciation and amortization related to Tommy Hilfiger acquisition	(17,230)	(1,170)	(17,230)

Non-GAAP depreciation and amortization	$32,944	$65,277	$45,010

PVH CORP.
Notes to Consolidated GAAP Income Statements

A.    The Company computed its diluted net income (loss) per common share as follows:
(In thousands, except per share data)

	Quarter Ended				Quarter Ended
	7/31/11				8/1/10
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Results	Adjustments		Results	Results	Adjustments		Results

Net income (loss)	$66,729	$(11,571)	(1)	$78,300	$(70,624)	$(125,626)	(2)	$55,002
Less: Common stock dividends paid to holders of Series A convertible preferred stock					(157)	(157)
Net income (loss) available to common stockholders	$66,729	$(11,571)		$78,300	$(70,781)	$(125,783)		$55,002

Weighted average common shares	67,129			67,129	65,875			65,875
Weighted average dilutive securities	1,551			1,551		1,430		1,430
Weighted average impact of assumed convertible preferred stock conversion	4,189			4,189		4,051		4,051
Total shares	72,869			72,869	65,875	5,481		71,356

Diluted net income (loss) per common share	$0.92			$1.07	$(1.07)			$0.77

	Six Months Ended				Six Months Ended
	7/31/11				8/1/10
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Results	Adjustments		Results	Results	Adjustments		Results

Net income (loss)	$124,396	$(43,460)	(1)	$167,856	$(98,237)	$(198,065)	(2)	$99,828
Less: Common stock dividends paid to holders of Series A convertible preferred stock					(157)	(157)
Net income (loss) available to common stockholders	$124,396	$(43,460)		$167,856	$(98,394)	$(198,222)		$99,828

Weighted average common shares	66,964			66,964	59,077			59,077
Weighted average dilutive securities	1,578			1,578		1,513		1,513
Weighted average impact of assumed convertible preferred stock conversion	4,189			4,189		2,026		2,026
Total shares	72,731			72,731	59,077	3,539		62,616

Diluted net income (loss) per common share	$1.71			$2.31	$(1.67)			$1.59

(1)
Represents the impact on net income in the period ended July 31, 2011 from the elimination of (i) the costs incurred in connection with the Company’s integration of Tommy Hilfiger and the related restructuring; (ii) the costs incurred in connection with the Company’s modification of its credit facility; (iii) the costs incurred in connection with the Company’s negotiated early termination of its license to market sportswear under the Timberland brand, which will become effective in 2012; and (iv) the tax effects associated with these costs. Please see Table 1 for a reconciliation of GAAP net income to non-GAAP net income.

(2)
Represents the impact on net income in the period ended August 1, 2010 from the elimination of the costs incurred in connection with the Company’s acquisition and integration of Tommy Hilfiger, including transaction, restructuring and debt extinguishment costs, short-lived non-cash valuation amortization charges and the effects of hedges against Euro to U.S. dollar exchange rates relating to the purchase price, and tax effects associated with these costs. Please see Table 1 for a reconciliation of GAAP net loss to non-GAAP net income.

PVH CORP.
Consolidated Balance Sheets
(In thousands)

	July 31,	August 1,
	2011	2010
ASSETS
Current Assets:
Cash and Cash Equivalents	$287,691	$475,340
Receivables	413,846	311,613
Inventories	877,450	693,872
Other Current Assets	161,855	185,834
Total Current Assets	1,740,842	1,666,659
Property, Plant and Equipment	426,367	394,929
Goodwill and Other Intangible Assets	4,569,737	4,310,136
Other Assets	133,203	116,871
	$6,870,149	$6,488,595

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts Payable and Accrued Expenses	$907,370	$791,336
Short-Term Borrowings	13,006	4,617
Current Portion of Long-Term Debt	51,816
Other Liabilities	1,096,690	1,037,544
Long-Term Debt	2,090,062	2,491,635
Stockholders’ Equity	2,711,205	2,163,463
	$6,870,149	$6,488,595

PVH CORP.
Segment Data
(In thousands)
REVENUE BY SEGMENT
	Quarter Ended	Quarter Ended
	7/31/11	8/1/10
Heritage Brand Wholesale Dress Furnishings
Net sales	$123,771	$102,928
Royalty revenue	1,468	1,299
Advertising and other revenue	414	637
Total	125,653	104,864

Heritage Brand Wholesale Sportswear
Net sales	96,107	88,545
Royalty revenue	2,707	2,624
Advertising and other revenue	475	440
Total	99,289	91,609

Heritage Brand Retail
Net sales	175,212	171,432
Royalty revenue	1,239	1,185
Advertising and other revenue	277	164
Total	176,728	172,781

Total Heritage Brands
Net sales	395,090	362,905
Royalty revenue	5,414	5,108
Advertising and other revenue	1,166	1,241
Total	401,670	369,254

Other (Calvin Klein Apparel)
Net sales	148,911	123,396
Total	148,911	123,396

Calvin Klein Licensing
Net sales	7,993	5,701
Royalty revenue	58,738	52,293
Advertising and other revenue	24,258	20,449
Total	90,989	78,443

Total Calvin Klein
Net sales	156,904	129,097
Royalty revenue	58,738	52,293
Advertising and other revenue	24,258	20,449
Total	239,900	201,839

Tommy Hilfiger North America
Net sales	293,760	256,144
Royalty revenue	4,260	4,051
Advertising and other revenue	2,005	833
Total	300,025	261,028

Tommy Hilfiger International
Net sales	381,976	263,293
Royalty revenue	9,790	6,654
Advertising and other revenue	1,083	1,200
Total	392,849	271,147

Total Tommy Hilfiger
Net sales	675,736	519,437
Royalty revenue	14,050	10,705
Advertising and other revenue	3,088	2,033
Total	692,874	532,175

Total Revenue
Net sales	1,227,730	1,011,439
Royalty revenue	78,202	68,106
Advertising and other revenue	28,512	23,723
Total	$1,334,444	$1,103,268

PVH CORP.
Segment Data (Continued)
(In thousands)

EARNINGS (LOSS) BEFORE INTEREST AND TAXES BY SEGMENT

	Quarter Ended			Quarter Ended
	7/31/11			8/1/10
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP	Adjustments(2)	Results

Heritage Brand Wholesale Dress Furnishings	$14,086		$14,086	$7,059		$7,059

Heritage Brand Wholesale Sportswear	(5,770)	$(6,650)	880	7,194		7,194

Heritage Brand Retail	15,234		15,234	16,794		16,794

Total Heritage Brands	23,550	(6,650)	30,200	31,047		31,047

Other (Calvin Klein Apparel)	22,124		22,124	14,666		14,666

Calvin Klein Licensing	43,461		43,461	39,350		39,350

Total Calvin Klein	65,585		65,585	54,016		54,016

Tommy Hilfiger North America	31,316	(6,651)	37,967	6,424	$(24,479)	30,903

Tommy Hilfiger International	37,673		37,673	(13,633)	(39,376)	25,743

Total Tommy Hilfiger	68,989	(6,651)	75,640	(7,209)	(63,855)	56,646

Corporate	(24,645)	(4,575)	(20,070)	(122,000)	(102,227)	(19,773)

Total earnings (loss) before interest and taxes	$133,479	$(17,876)	$151,355	$(44,146)	$(166,082)	$121,936

(1)
Adjustments for the quarter ended July 31, 2011 represent the elimination of the costs incurred in connection with the Company’s integration of Tommy Hilfiger and the related restructuring and the Company’s negotiated early termination of its license to market sportswear under the Timberland brand, which will become effective in 2012.

(2)
Adjustments for the quarter ended August 1, 2010 represent the elimination of the costs incurred in connection with the Company’s acquisition and integration of Tommy Hilfiger, including transaction, restructuring and debt extinguishment costs, short-lived non-cash valuation amortization charges and the effects of hedges against Euro to U.S. dollar exchange rates relating to the purchase price.

PVH CORP.
Segment Data (Continued)
(In Thousands)
REVENUE BY SEGMENT
	Six Months Ended	Six Months Ended
	7/31/11	8/1/10
Heritage Brand Wholesale Dress Furnishings
Net sales	$258,460	$235,099
Royalty revenue	2,953	2,764
Advertising and other revenue	818	1,016
Total	262,231	238,879

Heritage Brand Wholesale Sportswear
Net sales	231,561	223,875
Royalty revenue	5,148	5,101
Advertising and other revenue	881	898
Total	237,590	229,874

Heritage Brand Retail
Net sales	306,889	306,615
Royalty revenue	2,537	2,368
Advertising and other revenue	518	424
Total	309,944	309,407

Total Heritage Brands
Net sales	796,910	765,589
Royalty revenue	10,638	10,233
Advertising and other revenue	2,217	2,338
Total	809,765	778,160

Other (Calvin Klein Apparel)
Net sales	295,342	242,446
Total	295,342	242,446

Calvin Klein Licensing
Net sales	15,435	14,655
Royalty revenue	124,512	112,027
Advertising and other revenue	50,257	42,849
Total	190,204	169,531

Total Calvin Klein
Net sales	310,777	257,101
Royalty revenue	124,512	112,027
Advertising and other revenue	50,257	42,849
Total	485,546	411,977

Tommy Hilfiger North America
Net sales	561,397	256,144
Royalty revenue	7,121	4,051
Advertising and other revenue	3,291	833
Total	571,809	261,028

Tommy Hilfiger International
Net sales	815,632	263,293
Royalty revenue	18,813	6,654
Advertising and other revenue	2,063	1,200
Total	836,508	271,147

Total Tommy Hilfiger
Net sales	1,377,029	519,437
Royalty revenue	25,934	10,705
Advertising and other revenue	5,354	2,033
Total	1,408,317	532,175

Total Revenue
Net sales	2,484,716	1,542,127
Royalty revenue	161,084	132,965
Advertising and other revenue	57,828	47,220
Total	$2,703,628	$1,722,312

PVH CORP.
Segment Data (Continued)
(In thousands)

EARNINGS (LOSS) BEFORE INTEREST AND TAXES BY SEGMENT

	Six Months Ended			Six Months Ended
	7/31/11			8/1/10
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP	Adjustments(2)	Results

Heritage Brand Wholesale Dress Furnishings	$34,518		$34,518	$25,519		$25,519

Heritage Brand Wholesale Sportswear	7,912	$(6,650)	14,562	28,082		28,082

Heritage Brand Retail	19,761		19,761	25,478		25,478

Total Heritage Brands	62,191	(6,650)	68,841	79,079		79,079

Other (Calvin Klein Apparel)	43,065		43,065	28,371		28,371

Calvin Klein Licensing	77,603		77,603	76,333		76,333

Total Calvin Klein	120,668		120,668	104,704		104,704

Tommy Hilfiger North America	18,995	(30,142)	49,137	6,424	$(24,479)	30,903

Tommy Hilfiger International	116,655	(448)	117,103	(13,633)	(39,376)	25,743

Total Tommy Hilfiger	135,650	(30,590)	166,240	(7,209)	(63,855)	56,646

Corporate	(64,586)	(27,328)	(37,258)	(243,277)	(206,255)	(37,022)

Total earnings (loss) before interest and taxes	$253,923	$(64,568)	$318,491	$(66,703)	$(270,110)	$203,407

(1)
Adjustments for the six months ended July 31, 2011 represent the elimination of the costs incurred in connection with the Company's (i) integration of Tommy Hilfiger and the related restructuring; (ii) modification of its credit facility; and (iii) negotiated early termination of its license to market sportswear under the Timberland brand, which will become effective in 2012.

(2)
Adjustments for the six months ended August 1, 2010 represent the elimination of the costs incurred in connection with the Company’s acquisition and integration of Tommy Hilfiger, including transaction, restructuring and debt extinguishment costs, short-lived non-cash valuation amortization charges and the effects of hedges against Euro to U.S. dollar exchange rates relating to the purchase price.

PVH CORP.
Full Year and Third Quarter Reconciliations of GAAP to Non-GAAP Amounts

The Company believes presenting its (1) 2011 estimated results excluding (i) the costs expected to be incurred in connection with its integration of Tommy Hilfiger and the related restructuring; (ii) the costs incurred in connection with its modification of its credit facility; (iii) the costs incurred in connection with the negotiated early termination of its license to market sportswear under the Timberland brand, which will become effective in 2012; and (iv) the estimated tax effects associated with these costs, and (2) 2010 results excluding (i) the costs incurred in connection with its acquisition and integration of Tommy Hilfiger; (ii) the costs incurred in connection with the exit from its United Kingdom and Ireland Van Heusen dress furnishings and accessories business; (iii) the tax effects associated with these costs; and (iv) a tax benefit related to the lapse of the statute of limitations with respect to certain previously unrecognized tax positions, both of which are on a non-GAAP basis, provides useful additional information to investors. The Company believes that the exclusion of such amounts facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company has provided the reconciliations set forth below to present its estimates on a GAAP basis and excluding these amounts. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s earnings per share amounts excluding the costs associated with its acquisition and integration of Tommy Hilfiger and the related restructuring, the modification of its credit facility, the negotiated early termination of its Timberland license and the exit from its United Kingdom and Ireland Van Heusen dress furnishings and accessories business are also the basis for certain incentive compensation calculations. The estimated tax effects associated with the above costs are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it has recorded or expects to record as an acquisition, integration, exit, termination, restructuring, debt modification or debt extinguishment cost to determine if such cost is tax deductible, and if so, in what jurisdiction the deduction would occur. All items above were identified as either primarily tax deductible in the United States, in which case the Company assumed a combined federal and state tax rate of 38.0%, or as non-deductible, in which case the Company assumed no tax benefit. The assumptions used were consistently applied for both GAAP and non-GAAP earnings amounts.

(Dollar amounts in millions, except per share data)

2011 Integration, Exit, Termination, Restructuring and Debt Modification Costs and Net Income Per Common Share Reconciliations

	Full Year	Third Quarter
	2011	2011
	(Estimated)	(Estimated)

Integration, exit, termination, restructuring and debt modification costs expected to be incurred (please see “Non-GAAP Exclusions” section for detail):
Pre-tax	$85.0	$15.0
Tax impacts	(26.0)	(5.0)
After tax	$59.0	$10.0

GAAP net income per common share	$4.19 - $4.31	$1.61 - $1.67
Estimated per common share impact of after tax integration, exit, termination, restructuring and debt modification costs	$0.81	$0.14
Net income per common share excluding impact of integration, exit, termination, restructuring and debt modification costs	$5.00 - $5.12	$1.75 - $1.81

PVH CORP.
Full Year and Third Quarter Reconciliations of GAAP to Non-GAAP Amounts (Continued)

2011 Estimated Full Year Operating Margin Reconciliations

	Full Year 2011
	(Estimated)
GAAP
Revenue	$5,780	-	$5,820
Earnings before interest and taxes	570	-	585
Operating margin	9.9%	-	10.1%

Pre-tax integration, exit, termination, restructuring and debt modification costs expected to be incurred	85		85

Excluding integration, exit, termination, restructuring and debt modification costs expected to be incurred
Revenue	$5,780	-	$5,820
Earnings before interest and taxes	655	-	670
Operating margin	11.3%	-	11.5%

Full Year and Third Quarter 2010 Reconciliation of GAAP Diluted Net Income Per Common Share to Non-GAAP Diluted Net Income Per Common Share

	Full Year 2010				Third Quarter 2010
	(Actual)				(Actual)
	Results Under GAAP	Adjustments		Non-GAAP Results	Results Under GAAP	Adjustments		Non-GAAP Results

Net income	$53.8	$(233.2)	(1)	$287.0	$99.8	$(19.8)	(2)	$119.7
Total weighted average shares	67.4			67.4	71.8			71.8

Diluted net income per common share	$0.80			$4.26	$1.39			$1.67

(1)
Represents the impact on net income in the year ended January 30, 2011 from the elimination of (i) costs incurred in connection with the Company’s acquisition and integration of Tommy Hilfiger, including transaction, restructuring and debt extinguishment costs, short-lived non-cash valuation amortization charges and the effects of hedges against Euro to U.S. dollar exchange rates relating to the purchase price; (ii) the costs incurred in connection with the Company’s exit from its United Kingdom and Ireland Van Heusen dress furnishings and accessories business; and (iii) a tax benefit related to the lapse of the statute of limitations with respect to certain previously unrecognized tax positions.

(2)
Represents the impact on net income in the quarter ended October 31, 2010 from the elimination of costs incurred in connection with the Company’s acquisition and integration of Tommy Hilfiger, principally including restructuring and short-lived non-cash valuation amortization charges.